Exhibit 10.3

VETRA EXPLORACIÓN y PRODUCCIÓN COLOMBIA S.A.S.

as Seller

and

GRAN TIERRA ENERGY COLOMBIA, LLC, through its Colombian branch, GRAN TIERRA ENERGY COLOMBIA LTD.

as Purchaser

and

INVERSIONES FRIEIRA, S.L.

VETRA ENERGY GROUP LLC

as

Parent Companies

SALE AND PURCHASE AGREEMENT
for
LLA-5

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INTERPRETATION		2

1.1	Definitions	2
1.2	Interpretation	9
1.3	Schedules	10

Article 2 ASSIGNMENT OF INTEREST		10

2.1	Grant	10
2.2	Binding Effect	10
2.3	Execution of other Documents	10
2.4	Ownership	11

Article 3 closing		11

3.1	Closing Timing	11
3.2	Closing Deliverables	11
3.3	Effects of Closing	11
3.4	Actions after Closing Date	12
3.5	Approvals and Waivers	13

Article 4 CONDITIONS PRECEDENT TO CLOSING		14

4.1	Conditions to the Obligations of Purchaser	14
4.2	Conditions to the Obligations of Seller	14
4.3	Endeavors	14

Article 5 PURCHASE PRICE AND PAYMENT		14

5.1	Purchase Price	14
5.2	Payment of Purchase Price	15
5.3	Costs	15

Article 6 OBLIGATIONS OF THE PARTIES		15

6.1	Purchaser’s Obligations on Closing Date	15
6.2	Seller’s Obligations during and after the Interim Period	15
6.3	Purchaser’s Obligations during and after the Interim Period	17
6.4	Mutual Obligations during and after the Interim Period	17

Article 7 REPRESENTATIONS AND WARRANTIES OF THE PARTIES		17

7.1	Seller’s Representations and Warranties	17
7.2	Limitations of Seller’s Representations and Warranties	23
7.3	Purchaser’s Representations and Warranties	23
7.4	Mutual Representations and Warranties	25
7.5	Disclaimer of Other Representations and Warranties	26

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7.6	Timing of Representations	26

Article 8 LIABILITIES AND CLAIMS		26

8.1	Liability Acknowledgement Agreement	26

Article 9 Settlement of Claims		27

Article 10 TAX		27

10.1	Tax Obligations	27
10.2	Joint Levy	27

Article 11 CONFIDENTIALITY		27

11.1	Confidentiality	27
11.2	Exceptions	28
11.3	Limit in time	28

Article 12 Costs		29

Article 13 Entire agreement		29

13.1	Entire agreement	29

Article 14 Continuing effect		29

14.1	Continuing Effect	29
14.2	Invalidity	29

Article 15 Amendments and waivers		29

15.1	Amendments	29
15.2	Waivers	30

Article 16 Further assurance and assistance		30

16.1	Further assurance	30

Article 17 Counterparts		30

17.1	Any number of counterparts	30

Article 18 NOTICES		30

18.1	Notices	30
18.2	When notices take effect	32

Article 19 ARBITRATION		32

19.1	Settling Disputes	32
19.2	Exceptions	32
19.3	Arbitration	32

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Article 20 Governing law		33

Article 21 INDEPENDENT LEGAL ADVICE		33

Article 22 SELLER’S ASSIGNEES		33

Article 23 GENERAL PROVISIONS		34

23.1	Further Assurances	34
23.2	Non-Waiver	34
23.3	Joint Preparation	34
23.4	Severance of Invalid Provisions	34
23.5	Modifications	35
23.6	Priority of Agreement	35
23.7	Public Announcements	35
23.8	Entirety	35
23.9	No Merger	35
23.10	Partnership	35

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ADDENDA

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SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is dated February 20, 2019 (the “Execution Date”) and made between:

Vetra Exploración y Producción Colombia S.A.S., a company incorporated and existing under the laws of the Colombia whose registered office is at Avenida Calle 82, No. 10-33, 7th Floor, Bogotá, Colombia;

(“Seller”)

and

Gran Tierra Energy Colombia, LLC, a limited liability company existing under the laws of Cayman Islands, acting through its Colombian branch, Gran Tierra Energy Colombia Ltd., whose registered office is at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(“Purchaser”)

and

Inversiones Frieira, S.L., a company incorporated and existing under the laws of the Kingdom of Spain whose registered office is at Avenida de Linares Rivas 1, bajo entreplanta, 15005 La Coruña, Spain; and

Vetra Energy Group LLC, a company incorporated under the laws of Delaware, whose registered office is at 1209 Orange Street Wilmington, Delaware, United States.

(jointly, the “Parent Companies”);

Parent Companies enter into this Agreement for the purposes of assuming the obligations set forth under Article 22 of this Agreement.

WHEREAS, simultaneously with the execution of this Agreement, (i) Vetra Energía, S.L. and Gran Tierra Resources Limited have entered into the Share Sale Agreement (as defined below) for the issued share capital of Vetra Southeast S.L.U and indirectly, Vetra Energía, S.L.’s interest in its interest in Southeast Investment Corporation, (ii) Southeast Investment Corporation and Seller have entered the Asset Sale Agreement (Suroriente Block) (as this term is defined in the Share Sale Agreement), (iii) Seller and Purchaser have entered the Asset Sale Agreement PUT-8 (as defined below) and (iv) Vetra Energía, S.L., Seller, Purchaser and Southeast Investment Corporation have entered into the Liability Acknowledgement Agreement (as defined below, and together with the Asset Sale Agreement (Suroriente Block), Asset Sale Agreement PUT-8 and the Share Sale Agreement, the “Relevant Agreements”) to regulate, among other things, the liability of the corresponding parties under this Agreement, the Share Sale Agreement and the Asset Sale Agreement (Suroriente Block) and Asset Sale Agreement PUT-8, which constitute all of them a single pack of transaction.

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WHEREAS, Although it is the intention of the Parties is that Closing will occur on the same date as the Closing Date set out in the Share Sale Agreement, the Closing will occur once the Conditions Precedent have been met.

WHEREAS, Seller is willing to assign and transfer the Assigned Interest (as defined below) to Purchaser and Purchaser is willing to acquire the Assigned Interest, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of premises and the mutual covenants and obligations set out below and to be performed, the Parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below:

“Affiliate” means with respect to any person, any other person controlling, controlled by or under common control with such first person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means (a) the ownership of fifty percent (50%) or more of the equity interest in a person, and/or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a person;

“Agreement” means this Asset Sale and Purchase Agreement together with its Schedules and any extension, renewal or amendment hereof agreed to in writing by the Parties;

“ANH” means the Agencia Nacional de Hidrocarburos, a Governmental Authority of the Republic of Colombia;

“ANH Approval” means the entry into force of the resolution or any other administrative act issued by the ANH granting authorization and approval of the assignment by Seller to Purchaser of the Assigned Interest as it relates to the E&P Contract;

“Applicable Laws” means laws, regulations, statutes, codes, rules, orders, permits, policies, licenses, certifications, decrees, standards or interpretations imposed by any Governmental Authority that apply to this Agreement, the Seller, the Purchaser or to their assets, activities or contracts. For the avoidance of doubt, “Applicable Laws” also include any applicable anti-corruption laws including the FCPA and the CFPOA;

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“Asset Sale Agreement PUT-8” means the Sale and Purchase Agreement dated as of the Execution Date between Seller and Purchaser;

“Assigned Interest” means the LLA-5 Assigned Interest, under the E&P Contract, including operatorship;

“Assignment of Obligations” has the meaning ascribed to it in Section 22.1;

“Assignment of Rights” has the meaning ascribed to it in Section 22.1;

“Assignment Request” means the request by Seller and Purchaser to the ANH to grant the ANH Approval, in the form to be agreed upon by Purchaser within ten (10) Business Days of the Execution Date, and in any event no later than the applicable Closing Date;

“Associated Parties” means the relevant Party’s employees, directors, Affiliates, agents, intermediaries, consultants, other third party representatives, or any other person, while performing services for or on behalf of the relevant Party.

“Benefits” means, collectively, all income, receipts, rebates and other benefits which arise from, based upon, related to or associated with the Assigned Interest, including in respect of taxation relating to operations under the E&P Contract in respect of the Assigned Interest;

“Books and Records” all records, books, documents, licenses, reports and data which relate to the E&P Contract, the Contract Area and the Tangible Assets, or any of them;

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks are required or authorized by law to be closed for business in Madrid, Spain, Bogotá, Colombia, or Calgary, Canada;

“Claim” has the meaning ascribed to it in the Liability Acknowledgement Agreement;

“Closing” means the completion of the assignment and transfer of the Assigned Interest by Seller to Purchaser as provided herein which shall occur at Closing Date;

“Closing Date” means the completion of the sale of the LLA-5 Assigned Interest in accordance with Section 3.1;

“Conditions Precedent” means all of the conditions enumerated in Sections 4.1 and 4.2;

“Contract Amendment” means an amendment to the E&P Contract giving effect to the transfer of the Assigned Interest from Seller to Purchaser, in the form determined in accordance with Section 3.5(c)(iii);

“Contract Area” means the area or block subject to the E&P Contract, as is more particularly described in the attached Schedule A;

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“Credit Agreement” means the amended and restated credit agreement signed between Seller, Vetra Southeast S.L.U., and Citibank, N.A. (as administrative Agent) and Citigroup Global Markets Inc. and Banca de Inversión Bancolombia S.A. Corporación Financiera (as Co-lead arrangers) dated as of August 1, 2016;

“Deed of Assignment and Assumption Agreement” means the instrument, to be filed with the ANH, whereby Seller transfers and conveys the Assigned Interest to Purchaser, and Purchaser formally accepts and receives the Assigned Interest, in a form to be agreed upon by Purchaser;

“Disclosed Materials” has the meaning set out in Share Sale Agreement;

“Dollars” or “US$” means the lawful currency from time to time of the United States of America;

“Encumbrance(s)” means any and all liens, charges (fixed or floating), prior claim, options, carried interest, security interests, Royalties, pledges, options, net profit interests, carried working interest, farm-out (or similar) agreement under which earning has not occurred or a payment is still pending, rights of pre-emption or any other agreement that would affect Seller´s ability to freely dispose the Assigned Interest or any portion thereof, restrictions, mortgages, adverse claims, title retention arrangements, leases, and any other agreements or arrangements having a similar effect or any agreement to create any of the foregoing;

“Environment” means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, lake, river or other surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components;

“Environmental Laws” means all Laws relating to pollution or the protection of natural resources or the Environment or health and human safety, including those Laws relating to the release or threatened release of, or exposure to, hazardous substances, and those Laws regulating the generation, manufacture, distribution, use, processing, treatment, storage, transportation, disposal, arrangement for transport or disposal, or other management of hazardous substances;

“E&P Contract” means the LLA-5 E&P Contract.

“E&P Documents” means the E&P Contract and any other documents pertaining to the E&P Interests, including any joint operating agreements, farm-outs, any joint venture or similar operational agreements;

“E&P Interests” means the interest of Seller in the E&P Contract as described in Schedule B;

“Excluded Asset Claims” means any Claims arising from the breach of Seller’s Warranties in Sections 7.1(1), 7.1(2), 7.1(13), 7.4(1);

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“Execution Date” means the date upon which this Agreement is executed by the Parties, as set out at the beginning of this Agreement;

“Facilities” means all pipelines, plant, machinery, wells (including production, injection, disposal, suspended, abandoned), facilities and all other installations and structures which are used in connection with the E&P Contract, which are Property;

“Force Majeure” has the meaning as is set out in the E&P Contract;

“Governmental Authority” has the meaning ascribed to it in the Share Sale Agreement;

“Hazardous Substance” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any natural or artificial substance or thing (whether in solid, liquid, gas, vapour or other form and whether alone or in combination with any other substance or thing) capable of causing harm to any living organism supported by the Environment, or damage to the Environment, including Hydrocarbons and petroleum products, pollutants, asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, naturally occurring radioactive materials or radon gas, contaminants, naturally occurring radioactive material, radiation, electricity, heat and any waste;

“Hydrocarbons” means any substances including liquid and gaseous hydrocarbons, with respect to which the right to explore for and produce is granted pursuant to the E&P Contract;

Hydrocarbon Sales Contracts” means all contracts for the processing, transportation, storage, marketing and sale of Hydrocarbons produced from or in respect of the Contract Area, a complete listing of which is set forth in Schedule D;

“Interest Rate” means the rate per annum for U.S. dollar borrowings appearing on page BBAM of the Bloomberg Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by Purchaser from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, as the rate for U.S. dollar deposits with one month maturity, calculated daily;

“Interim Period” means the period commencing from the Execution Date and ending on the Closing Date in respect of the Assigned Interest;

“Invoice” has the meaning ascribed to it in Section 5.1;

“Knowledge’ means, with respect to Seller, the actual knowledge (after reasonable inquiry, but otherwise excluding constructive or imputed knowledge) of the directors, officers, and senior managers of the Seller;

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“Liability Acknowledgement Agreement” means the Liability Acknowledgement Agreement dated as of the Execution Date among Purchaser, Seller, Vetra Energía, S.L., Gran Tierra Energy Resources Limited and Southeast Investment Corporation;

“LLA-5 Assigned Interest” means undivided one hundred (100%) Participating Interest in and under the LLA-5 E&P Contract, together with an undivided one hundred percent (100%) legal and beneficial interest in and to all Tangible Assets 1and Miscellaneous Interests relating to LLA-5 E&P Contract or operations under the LLA-5 E&P Contract

“LLA-5 E&P Contract” means the exploration and production contract signed between the Seller and the ANH on March 17, 2011 for the LLA-5 block (and its extensions, amendments, variations and renewals of, or substitutions in respect of, the whole or any part thereof) that govern the LLA-5 E&P Interest including any listed in Schedule B;

“Losses” has the meaning ascribed to it in the Liability Acknowledgement Agreement;

“Material Contracts” means the Hydrocarbon Sales Contracts and all material contracts, agreements, instruments, transactions and undertakings pertaining to the E&P Contract, the Contract Area, the Tangible Assets or any of them, a complete listing of which is set forth in Schedule C;

“Miscellaneous Interests” means all property, assets, interests and rights of Seller pertaining to the E&P Contract, the Contract Area and the Tangible Assets, or any of them, but only to the extent that such property, assets, interests and rights pertain to the E&P Contract, the Contract Area and the Tangible Assets, or any of them, including any and all of the following:

(a)	the Material Contracts;

(b)	rights to own, enter upon, use or occupy the surface of any lands which are or may be used to gain access to, or conduct operations on, the Contract Area, or to gain access to, or otherwise use, the Tangible Assets or any of them;

(c)	licenses, permits, approvals and all other authorizations pertaining to the conduct of operations on or in respect of the Contract Area and the Tangible Assets, or any of them;

(d)	the Books and Records;

(e)	the Technical Data;

(f)	all wells, including well bores and casing, upon, or with bottom-hole locations situated within, the Contract Area; and

(g)	all deposits and contributions to funds maintained in respect of the E&P Contract, the Contract Area and the Tangible Assets, or any of them, other than the Performance Guarantee.

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“Money Laundering Laws” means financial recordkeeping and reporting requirements and requirements as to identification of persons of the money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued by Governmental Authorities;

“OFAC” has the meaning ascribed to it in Section 7.1(13)(e);

“Obligations” means, collectively, all Claims and Losses which arise from, based upon, related to or associated with the Assigned Interest as applicable, including in respect of any breach of Law and in respect of taxation relating to operations under the E&P Contract in respect of the Assigned Interest as applicable;

“Obligation and Plans” has the meaning ascribed to it in Section 7.3(8)(g);

“Operations” means the operations on or pertaining to the LLA-5 E&P Contract conducted under the E&P Contract;

“Parent Companies” has the meaning ascribed to it in Section 22.1;

“Parent Corporate Guarantee” shall has the meaning ascribed to it in the Share Sale Agreement;

“Participating Interest” means, as to any party to the E&P Documents, the undivided interest of such party expressed as a percentage of the total interests of all parties to the E&P Contract, in the rights and obligations derived from the E&P Contract;

“Performance Guarantee” means the letter of credit and other guarantee posted by Seller with the ANH in the amount of US$1,664,000 pursuant to the E&P Contract to secure the performance of its minimum work obligations thereunder;

“Preferential Rights” means a right of first refusal, pre-emptive right of purchase or similar right whereby any Third Party has the right to acquire or purchase any of the Assigned Interest, or affect the terms of the Assigned Interest in any way, whether arising under contract, Law, or otherwise;

“Purchase Price” shall mean the cumulative amount payable by Purchaser to Seller as set forth in Section 5.1;

“Regulatory Approval” means: (i) the earlier of: (A) confirmation of receipt by the Superintendence of Industry and Commerce of the Republic of Colombia in respect of the SIC Notice; (B) the date that is ten (10) Business Days following the submission of the SIC Notice if the Superintendence of Industry and Commerce of the Republic of Colombia has not sought further information with respect to the SIC Notice, and (C) if the Superintendence of Industry and Commerce of the Republic of Colombia has sought further information with respect to the SIC Notice, the date on which receipt of the complete submission of additional information is received by the Superintendence of Industry and Commerce.

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“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing;

“Seller’s Warranties” means the representations and warranties set out in Section 7.1 given and made by Seller in favour of the Purchaser;

“Share Sale Agreement” means the Sale and Purchase Agreement dated as of the Execution date between Vetra Energía, S.L. as seller and Gran Tierra Resources Limited, as purchaser for the issued share capital of Vetra Southeast S.L.U;

“SIC Notice” means the submission of such notice or notices to the Superintendent of Industry and Commerce of the Republic of Colombia under Law 1340 of 2009 required in connection with the Transaction;

“Tangible Assets” means the Facilities and any other tangible property and assets which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject Hydrocarbons or any of them or in connection with water injection or removal operations on or in respect of the Contract Area and/or operations conducted under the E&P Contract, that are owned by Seller;

“Tax” means all forms of taxation whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset value, turnover, added value or other sales tax, and statutory, governmental, state, provincial, local government or municipal imposition duties, contributions, rates and levies (including without limitation any payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person, and all penalties, charges, costs and interest relating thereto;

“Technical Data” includes all seismic, seismic data (and all processed versions thereof, including for but not limited to all 2D and 3D seismic, SEGY files, field notes, field tapes, survey notes, seismic projects, interpretation projects and any seismic in fulfillment of contractual commitments), geological (including all geological studies such as those that may have been made in fulfillment of commitments to the ANH), geophysical, engineering, Facility and other records, files, reports, data, correspondence and documents that pertain to the Contract Area and the Tangible Assets, or any of them (including Seller’s evaluations and interpretations of any of the foregoing and all documents of title relating to the Contract Area);

“Third Party” means any person other than the Parties;

“Third Party Claim” has the meaning ascribed to it in the Liability Acknowledgement Agreement; and

“Transactions” means the purchase and sale of the Assigned Interest as contemplated by this Agreement.

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1.2	Interpretation

(a)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(b)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)	Gender. Reference to any gender includes a reference to all other genders.

(d)	Article. Unless otherwise provided, reference to any Article or Section or Schedule means an Article or Section or Schedule of the Agreement.

(e)	Include. “include” and “including” shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)	Statutory references. A reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

(g)	Time. Any reference to days herein is a reference to calendar days unless specifically stated otherwise, and where the phrase “within” or “at least” is used with reference to a specific number of days herein, the day of receipt of the relevant notice or the day of the relevant event, as the case may be, shall be excluded in determining the relevant time period. Notwithstanding the foregoing sentence, in the event the time for submitting any notice expires on a day that is not a Business Day, the time for submitting such notice shall be extended to the next following Business Day.

(h)	Person. Reference to a “person” includes individuals, firms, partnerships, limited liability partnerships, companies, bodies corporate, corporations, unincorporated associations, governments, authorities, agencies and trusts (in each case, whether or not having separate legal personality), and shall include such person’s heirs and lawful successors and assigns.

(i)	Legal Term. References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to refer to the term which most nearly corresponds to the English legal term in that jurisdiction.

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1.3	Schedules

Attached to and forming part of this Agreement is the following Schedules:

SCHEDULE A CONTRACT AREA

SCHEDULE B E&P CONTRACT AND SELLER’S INTEREST

SCHEDULE C MATERIAL CONTRACTS

SCHEDULE D MANDATE AGREEMENT

SCHEDULE E FORM OF PARENT GUARANTEE

SCHEDULE F INSURANCE CLAIMS

Such Schedule is incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of the Schedule conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

Article 2
ASSIGNMENT OF INTEREST

2.1	Grant

In exchange for the mutual covenants contained in this Agreement, including Purchaser’s covenant to pay the Purchase Price and subject to satisfaction of the Conditions Precedent, Seller agrees to assign, transfer and convey to Purchaser the Assigned Interest, free and clear from any Encumbrances, and Purchaser agrees to accept such assignment, transfer and conveyance of the Assigned Interest, upon the terms and conditions contained in this Agreement. The Parties shall execute and deliver such agreements, assignments, certificates, or documents as may be requested by Purchaser to evidence such assignment, transfer and conveyance, though the Parties agree that no such agreements, assignments, certificates, or documents are required in order to effect such assignment, transfer and conveyance.

2.2	Binding Effect

Seller and Purchaser shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement.

2.3	Execution of other Documents

As soon as practicable following the Closing Date the Parties shall execute the ANH Assignment Request, the Deed of Assignment and Assumption Agreement. In the event that it is necessary to amend the form of the Deed of Assignment and Assumption Agreement to comply with Laws or ANH requests, the Parties shall act reasonably and in good faith to make such amendments.

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2.4	Ownership

The Parties acknowledge and accept that, subject to satisfaction of the Conditions Precedent, as of the Closing Date the Participating Interests in the E&P Contract shall be:

LLA-5 Participating Interests:
Gran Tierra (Operator)	100%
Total:	100%

Said ownership shall be registered, at Purchaser’s risk, with the ANH by submitting the Assignment Request and obtaining the ANH Approval.

Article 3
closing

3.1	Closing Timing

Closing shall occur on the third (3rd) Business Day following the date upon which all Conditions Precedent are satisfied; or such other date as may be mutually agreed upon by the Parties (“Closing Date”).

3.2	Closing Deliverables

(a)	At Closing:

Purchaser, either acting directly, or through an Affiliate who shall make the payment on behalf of the Purchaser, shall deliver the Purchase Price to the Seller.

3.3	Effects of Closing

(a)	Provided Closing occurs, the Parties agree that as of the Execution Date:

(i)	Purchaser shall be considered as the beneficial owner of the Assigned Interest, and shall have all economic rights (including the right to receive all income) arising from the Assigned Interest on and from this date as if the ANH Approval has already been obtained. From and after the Execution Date, Seller shall hold the Assigned Interest and all rights and benefits arising therefrom on behalf and for the sole benefit of the Purchaser. Seller shall act in good faith and with due care and diligence in taking all reasonable actions required to secure that Purchaser receives all rights, benefits and economic and legal attributes vested into the Purchaser as per the terms of this Agreement;

(ii)	Purchaser shall be responsible for and pay all costs, expenses and liabilities applicable to the Assigned Interest in accordance with the E&P Contract arising or caused after the Execution Date;

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(iii)	Seller will do its best efforts to procure that the Purchaser be entitled to be the Operator and conduct Operations in accordance with and under the terms of the E&P Contract. On Closing Date Seller shall grant a mandate agreement to Purchaser in the terms and conditions set forth in Schedule E hereto, authorizing Purchaser to conduct the Operations. In addition, Seller hereby agrees to use its best efforts to cause the transfer of the operatorship of the Seller and the operatorship of the E&P Contract vis-à-vis the ANH to Purchaser as soon as reasonably practicable, provided Purchaser evidences its capabilities required under the Applicable Laws;

(iv)	Seller shall not exercise any right or privilege under the E&P Contract including any decision, future or pending, related to any Operation or activity pertaining to the Assigned Interest;

(v)	Seller shall have the right to all income and economic benefits arising from the Assigned Interest incurred or caused prior to the Execution Date and Seller shall be responsible for and pay all costs, expenses and liabilities applicable to the Assigned Interest in accordance with the E&P Contract arising or caused prior to the Execution Date;

(vi)	Purchaser shall indemnify and keep the Seller harmless from and against any and all damages, costs, losses and liabilities (including reasonable attorney’s fees and court agents) deriving from holding the Assigned Interest, as per (i) above, or from any of the circumstances or Seller’s undertakings and/or obligations under this Section 3.3, except where such damages, costs, losses and liabilities are a result of willful misconduct or gross negligence by Seller while holding the Assigned Interest for the benefit of Purchaser in accordance to this section.

3.4	Actions after Closing Date

(a)	No later than ten (10) Business Days following the Closing Date, the Parties shall perform a handover at which time Seller shall deliver to the Purchaser all documents and records in its possession including all Books and Records and Technical Data, whether in physical or electronic format, except as required to fulfil its obligations hereunder in which case such documents shall be delivered as soon as possible thereafter; and

(b)	On or as soon as practicable following the Closing Date, the Parties shall perform a handover in the field in order for Purchaser to assume under the Mandate Agreement all of Seller’s operations.

(c)	Within ninety (90) days following the Closing Date the Parties agree to take all actions required to settle any modifications to the Purchase Price that may be required as a result of any adjustments to be made in respect of the allocation of revenues, costs and liabilities pertaining to the Assigned Interest as of the Closing Date in accordance with the allocation of liabilities and allocation of economic rights described in Section 3.3.

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3.5	Approvals and Waivers

(a)	Each Party agrees to act in good will and good faith and to seek, and to do all things reasonably necessary to obtain all approvals, consents and other permissions necessary to achieve the transfer and conveyance of the Assigned Interest as specified in Section 2.1 and the vesting thereof in Purchaser on the Closing Date.

(b)	Each Party agrees to act in good will and good faith and to seek, and to do all things reasonably necessary to obtain the Regulatory Approval or its waiver.

(c)	Following the Closing Date:

(i)	Purchaser shall forthwith after the Closing Date deliver to ANH, the ANH Assignment Request and the Deed of Assignment and Assumption Agreement for each of the E&P Contract;

(ii)	Seller shall, forthwith after it receives notice that ANH has issued the ANH Approval for the E&P Contract, notify Purchaser of issuance of the ANH Approval and provide Purchaser a copy of same;

(iii)	each Party shall, forthwith upon receiving from ANH the form of Contract Amendment, sign the said instrument and deliver to Seller for further handling, as specified in Section 3.5(c)(iv);

(iv)	Seller shall, forthwith after it receives the Contract Amendment (signed by both Parties) deliver said document to the ANH; and

(v)	Seller shall, forthwith upon receiving the ANH’s counter-executed copy of the Contract Amendment, provide to Purchaser a copy of the said document.

(d)	Subject to any restrictions on disclosure contained in agreements with Third Parties or under applicable Laws, each of the Parties shall provide such documentation and information which may be requested by ANH in respect of the evaluation of the granting of the ANH Approval.

(e)	In the event that the ANH rejects the Assignment Request, refuses to grant the ANH Approval or requests additional information in order to process the Assignment Request, Seller agrees to and shall be obliged to submit any and all information and take all legal actions including execution of agreements documents as may be required by Purchaser as many times as it is necessary to obtain the ANH Approval. In any case, Seller agrees to hold the Assigned Interest in trust for the exclusive benefit of Purchaser until the ANH Approval as contemplated herein is obtained.

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Article 4
CONDITIONS PRECEDENT TO CLOSING

4.1	Conditions to the Obligations of Purchaser

The obligation of Purchaser to complete the Transaction is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of each of the following conditions:

(a)	no Applicable Laws make illegal the consummation of the Transaction;

(b)	the Regulatory Approval shall have been obtained or shall have been waived in writing by the applicable Governmental Authority, and all conditions in respect thereof imposed by the applicable Governmental Authority that are required to be satisfied prior to Closing shall have been satisfied; and

(c)	all Relevant Agreements, except for the Asset Sale Agreement PUT-8, have been executed and closed prior or simultaneously with the Closing of this Agreement

4.2	Conditions to the Obligations of Seller

The obligation of Seller to complete the Transaction is subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a)	no Applicable Laws make illegal the consummation of the Transaction;

(b)	the Regulatory Approval shall have been obtained or shall have been waived in writing by the applicable Governmental Authority, and all conditions in respect thereof imposed by the applicable Governmental Authority that are required to be satisfied prior to Closing shall have been satisfied; and

(c)	all Relevant Agreements, except for the Asset Sale Agreement PUT-8, have been executed and closed prior or simultaneously with the Closing of this Agreement.

4.3	Endeavors

Each of the Parties shall use commercially reasonable efforts to procure that the Conditions Precedent are satisfied as soon as it is reasonably practicable following the date hereof and in any event no later than the Closing Date.

Article 5
PURCHASE PRICE AND PAYMENT

5.1	Purchase Price

As consideration for the assignment, conveyance and transfer of the Assigned Interest hereunder, Purchaser agrees to pay a cash payment of US$ 320,000 (THREE HUNDRED AND TWENTY THOUSAND UNITED STATES DOLLARS) (the “Purchase Price”) less any withholding taxes required under Colombian Law  (USD $ 8,000 (EIGHT THOUSAND UNITED STATES DOLLARS)) for a total of US$ 312,000 (THREE HUNDRED TWELVE THOUSAND UNITED STATES DOLLARS) to be paid to Seller on the Closing Date for the Assigned Interest.

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In order to make the payment of the Purchase Price, Seller shall present to Purchaser the corresponding invoice (the “Invoice”) in compliance with the Colombian tax legislation in force, which Purchaser agrees to pay by wire transfer of immediately available funds on the Closing Date after the correct presentation of the Invoice. Seller shall provide a draft Invoice for Purchaser to review no less than three (3) Business Days prior to the applicable Closing Date.

5.2	Payment of Purchase Price

The Purchase Price shall be paid by wire transfer on the Closing Date in accordance with the instructions contained in the Invoice.

5.3	Costs

Each Party shall bear its own costs in connection with the negotiation of this Agreement.

Article 6
OBLIGATIONS OF THE PARTIES

6.1	Purchaser’s Obligations on Closing Date

On the Closing Date, Purchaser shall provide a collateral or letter of credit to the existing Performance Guarantee providers to backstop the obligations thereunder after Closing and until the ANH Approval is obtained

6.2	Seller’s Obligations during and after the Interim Period

(1)	During the Interim Period, Seller shall:

(a)	notwithstanding Articles 5 and Article 8, meet all funding obligations under the E&P Contract and all Material Contracts, including the payment of cash calls. If Seller were to pay any amount under E&P Contract the Purchase Price shall be adjusted on Closing Date on a Dollar per Dollar basis to include any such payments;

(b)	be entitled to receive all income relating to the Assigned Interest;

(c)	promptly notify Purchaser and provide details upon the occurrence of:

(i)	any written notice of default or termination received by Seller with respect to the E&P Contract or any of the Material Contracts;

(ii)	any written notice received by Seller of any pending or threatened Claim related to the E&P Contract, or any of the Material Contracts, or under applicable Laws and in respect of any operations on or pertaining to the Contract Area;

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(iii)	any material damage, destruction or loss to any Tangible Assets; or

(iv)	any event or condition that would: (A) render impossible Purchaser’s right to the assignment of the Assigned Interest under this Agreement; and/or (B) have a material adverse effect on the business, operations, financial condition or results of operations under any of the E&P Contract or any of the Material Contracts, or in respect of any operations on or pertaining to the Contract Area;

(d)	regularly consult with Purchaser concerning the conduct of operations on or pertaining to the Contract Area, including the disclosure of specifics pertaining to the planning, conduct and results of operations and data resulting therefrom;

(e)	promptly provide Purchaser with any material correspondence received from the Government or a Third Party that: (a) relates to any of the E&P Contract or any of the Material Contracts, or in respect of any operations on or pertaining to the Contract Area; or (b) affects, or could reasonable be anticipated to affect, the Assigned Interest;

(f)	upon receipt of reasonable advance notice, permit representatives of Purchaser to have at all reasonable times during normal business hours and at such Party’s own risk and cost reasonable access to the operations on or pertaining to the Contract Area, to observe the operations and inspect the Tangible Assets;

(g)	not (by act or omission) breach in any material respect any of the provisions of any of the E&P Contract, or any of the Material Contracts, or any applicable Laws to the extent those relate to the Assigned Interest;

(h)	not without Purchaser’s prior written approval, agree to amend or terminate any of the E&P Contract, or any of the Material Contracts, or do or omit to do anything which would amount to a waiver of any material rights or obligations under the E&P Contract, or any of the Material Contracts;

(i)	not sell, pledge, charge or Encumber any part of the Assigned Interest, nor assign, sell or enter into any agreement to assign or sell any part of the Assigned Interest;

(j)	not without Purchaser’s prior written approval, exercise an election, option or any other material right under the E&P Contract, or any of the Material Contracts;

(k)	not without Purchaser’s prior written approval, approve or incur any additional commitment or obligation to the Government in relation to the E&P Contract (including filing any revision or amendment to the work programs and budgets filed with ANH); provided however, as expressly requested by Purchaser;

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(l)	ensure that Operations carried out by Seller are performed in the ordinary and usual course of business and in accordance with the terms of the E&P Contract, or any of the Material Contracts, applicable Laws;

(m)	be entitled to sell the Hydrocarbons produced from the E&P Contract pursuant to any marketing or sales contracts approved by Purchaser, such approval not to be unreasonably withheld; and

(n)	not without Purchaser’s prior written approval, initiate, commence, settle, compromise or waive any Claim relating to any of the E&P Contract, or any of the Material Contracts, or any Operation; and

(2)	Following Closing and until such Contract Amendment is executed by the ANH Seller:

(a)	shall comply with subparagraph (1)(c), 1(e), 1(g), 1(h), 1(i), 1(j), 1(k), 1(n); and

(b)	Immediately transfer to Purchaser any and all income derived from any sale of hydrocarbons extracted from the Contract Area that for any reason is paid to Seller after the applicable Closing Date at no cost for Purchaser.

(3)	Seller shall immediately and forthwith after the Execution Date file with the ANH a request to withdraw its termination request under the E&P Contract.

6.3	Purchaser’s Obligations during and after the Interim Period

Purchaser shall promptly provide to Seller all such information and documentation concerning Purchaser as may be reasonably requested to enable Seller to prepare and submit all necessary filings in connection with seeking the ANH Approval and the Regulatory Approvals.

6.4	Mutual Obligations during and after the Interim Period

During the Interim Period Purchaser and Seller shall comply with each of the following undertakings:

(a)	use commercially reasonable efforts to satisfy, in an expeditious manner, the Conditions Precedent.

(b)	not take any action nor fail to take any action prior to the Closing Date that would result in a breach of any of its representations and warranties under this Agreement.

Article 7
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1	Seller’s Representations and Warranties

At the time of this Agreement, Seller makes the following representations and warranties to Purchaser, which representations and warranties are made as of the date hereof:

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(1)	Rights

(a)	Seller holds the rights to, and is the legal and beneficial owner of, the applicable Assigned Interest, free and clear of any liens, Claims, burdens or Encumbrances, other than: (i) the liens, Claims, burdens or Encumbrances in favor of the Government according to the terms of the E&P Contract and applicable Laws, and (ii) the Credit Agreement;

(b)	The E&P Contract as described herein include all amendments, extensions, renewals, relinquishments applicable thereto.

(c)	The E&P Contract is valid and binding agreement and is in full force and effect and no default, termination event or breach under any of the E&P Contract has occurred, nor has any notice of the foregoing or any notice of withdrawal or revocation been received by Seller nor, to the knowledge of Seller, has any other party to the E&P Contract received or given such notice.

(d)	The E&P Contract together with applicable Laws, contain the entirety of the obligation of Seller to the Government with respect to the subject matter of the E&P Contract, and no other understanding or agreement exists between Seller and the Government in relation to the subject matter of the E&P Contract except as otherwise disclosed under this Agreement.

(e)	Seller is in compliance with all obligations under the E&P Contract. No default, termination event or breach under the E&P Contract has occurred, nor has any notice of the foregoing or any notice of withdrawal or revocation been received by Seller nor, to the knowledge of Seller, has any other party to the E&P Contract received or given such notice.

(2)	Insolvency

(a)	Seller is able to pay its debts as they fall due, is not bankrupt and has not stopped paying its debts as and when they fall due.

(b)	No order has been made and no resolution has been passed for the winding up, dissolution, administration or similar of Seller or for a receiver, administrator, trustee in bankruptcy, liquidator or similar office howsoever called to be appointed in respect of it or any of its assets and no petition has been presented and no meeting has been convened for the purposes of any of the foregoing in relation to Seller.

(3)	Documents

(a)	Seller has provided Purchaser with complete and correct and accurate copies of the E&P Contract. Where Seller has provided any translation of a Document, Seller has done so as a courtesy to Purchaser and Seller makes no representation or warranty as to the accuracy of the translation.

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(4)	Material Contracts and Third-Party Obligations

(a)	Other than the Material Contracts, there are no material contracts, agreements, instruments, transactions and undertakings pertaining to the E&P Contract, the Contract Area, the Tangible Assets or any of them nor agreements binding on Seller in respect of the Assigned Interest and currently in effect, with the exception of the Credit Agreement.

(b)	To the Seller’s Knowledge, Seller is not in a material default under any of the Material Contracts.

(c)	All amounts due and payable to Third Parties prior to the date hereof and pertaining to any of the Assigned Interest have been fully paid, including (1) all rentals and royalties, (2) any and all ad valorem and property taxes, (3) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of Hydrocarbons or any of them or the receipt of proceeds therefor, (4) any mandatory contributions or deposits, whether in respect of abandonment and reclamation obligations or otherwise, and (5) all economic fees under the E&P Contract including subsoil use fees, ANH production participation, high prices fees and contributions for training, institutional strengthening and technology transfer.

(d)	There are no financial commitments of Seller in respect of the Assigned Interest which are due as of the date of this Agreement or which may become due by virtue of matters occurring or arising prior to the date of this Agreement.

(e)	Seller is not obligated by virtue of a prepayment, gas balancing, take-or-pay, or other arrangement under any contract to make any production payment, refund of production payment or delivery of Hydrocarbons produced from its interests in the Contract Area to any Third Party at some future time without receiving in due course (and being entitled to retain) full payment therefor at current market prices or contract prices.

(f)	Seller is not aware of any ongoing, planned or threatened activities that would reasonably be anticipated to result in the transportation infrastructure (whether being owned by Seller or by Third Parties) currently being used to deliver Hydrocarbons produced from the Contract Area to market not having sufficient capacity or ability to accept transmission of the production of Hydrocarbons from the Contract Area.

(5)	Claims and Litigation

(a)	As of the Execution Date, there is no civil, criminal or administrative action, suit or proceeding pending or, to the best of Seller’s Knowledge, threatened in writing against the Assigned Interest before any Governmental Authority.

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(b)	As of the date hereof, there is no material action, suit or proceeding commenced by Seller pending before any Governmental Authority or threatened in writing by Seller against any other Person.

(c)	To the best of Seller’s Knowledge, there is no valid basis for any civil, criminal or administrative action, suit or proceeding involving the Assigned Interest and the Assigned Interest is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

(6)	Insurance

(a)	The Disclosed Materials contains particulars of all insurances maintained by or on behalf of the Seller, and all policies in respect of those insurances are currently in force. Seller has maintained valid and adequate insurance cover of a type and affording the same degree of cover as that normally held by companies engaged in businesses of the same or similar type to the Business for the past three years.

(b)	Except as set forth in Schedule F, there are no outstanding claims under any policies of insurance maintained by or on behalf of the Seller.

(7)	Tangible Assets

To Seller’s Knowledge, the Tangible Assets have been constructed, installed, maintained and operated in accordance with the terms of the E&P Contract, any other applicable Material Contracts; and to Seller’s knowledge, all Tangible Assets are in good and operable condition, reasonable wear and tear excepted, in accordance with the Seller’s past practices.

(8)	Conduct of Operations

To Seller’s Knowledge:

(a)	any and all Operations have been conducted in accordance with the terms of the E&P Contract, the Material Contracts and the practice of similar companies conducting a similar business;

(b)	there has not been communicated to Seller any planned or threatened strikes, other work stoppages or occupations by organized labour or communities living in the Contract Area’s area of direct influence which would reasonably be expected to affect Operations, other than those that could arise as a consequence of the execution of this Agreement;

(c)	there are no existing or, threatened through a communication to Seller, disputes or Claims or other grievances with ethnic communities and/or communities living in the Contract Area’s area of direct influence which would reasonably be expected to affect access to the Contract Area for the conduct of Operations as they are currently being conducted or are currently planned to be conducted;

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(d)	any and all existing social investment obligations and Environmental handling plans (the “Obligation and Plans”) in place with the communities living in the Contract Area’s area of direct influence for the performance of exploration and/or production activities are not in breach of Applicable Laws, the terms of the E&P Contract, the applicable Material Contracts and the terms of such Obligations and Plans; and

(e)	any and all legal requirements regarding the verification and certification in relation to ethnic groups or communities, or if applicable as the case may be, all prior consultations have been made, and the formalities related to them have been conducted in accordance with Applicable Laws, the terms of the E&P Contract.

(9)	Environmental Matters

Except as otherwise disclosed by Seller to Purchaser in the Disclosed Materials to the best of Seller’s Knowledge:

(a)	there has not been and there is not now existing any material non-compliance with Environmental Laws in respect of the construction, ownership or operation of the assets of the Seller or the conduct of any operations thereby. For the purposes of this representation and warranty a “material non compliance” shall be such a non compliance which may result in a material adverse change in or affecting the condition (financial, operational or legal) of the Company with an economical impact equal to or greater than 200,000US$;

(b)	no investigation or complaint by any Governmental Authority with respect to any environmental issues or matters or work place health and safety matters pertaining to or affecting the Assigned Interest is currently outstanding;

(c)	no information request or any other requirement by any Governmental Authority with respect to any environmental issues or matters or work place health and safety matters pertaining to or directly affecting the Assigned Interest is currently outstanding;

(d)	all known spills or similar incidents pertaining to or affecting the Assigned Interest have been reported to the appropriate Governmental Authorities to the extent required by Environmental Laws;

(e)	all waste disposal pertaining to or affecting the Assigned Interest has been and is being conducted in accordance with Environmental Laws;

(f)	there has been no Release of Hazardous Substances at or from the Contract Area in connection with Operations that could reasonably be expected to give rise to a material remedial or corrective action obligation under any Environmental Laws.

Seller has made available to Purchaser all material environmental studies, reports, audits, sampling data, site assessments, compliance reviews, correspondence and other similar documents in its possession or control with respect to the Tangible Assets and the Contract Area.

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(10)	Compliance with the E&P Contract

To Seller’s Knowledge, Seller is in compliance in all material respects with the E&P Contract, and there are no material Claims (including with respect to Environmental Laws) of which Seller has received notice or, threatened or pending against Seller alleging any failure to so comply.

(11)	Permits

To the Seller’s Knowledge the Operations are performed under the current licenses, permissions, consents, approvals and agreements (including Environmental permits) (the Permits) have been obtained and complied with and are in full force and effect and Seller has not received any written notice that any such Permits may be revoked, suspended or varied, in whole or in part, and to Seller’s Knowledge there are no circumstances existing which might result in any such Permits being revoked, suspended or varied, in whole or in part.

(12)	No Broker’s Fees

Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the Transaction contemplated hereunder for which Purchaser shall have any obligation or liability whatsoever.

(13)	Business Ethics and Foreign Investments

(a)	Seller is in compliance with Colombian Banco de la República (Central Bank) requirements of any and all required foreign exchange declarations and any updates to the same. Seller has no knowledge of any pending investigations or fines with respect to such foreign investments and foreign exchange.

(b)	The operations on the Assigned Interest are and have been conducted at all times in compliance with applicable Colombian Money Laundering Laws and no action, suit or proceeding by or before any court, Governmental Authority or arbitrator with respect to Colombian Money Laundering Laws to which Seller or its business are subject is pending, or, to the best of Seller’s Knowledge, threatened.

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(c)	Neither Seller nor any of its representatives nor, to the best of Seller’s Knowledge, any person acting in relation to the Assigned Interest: (i) has made, given or promised, either directly or indirectly, any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has made, given or promised, either directly or indirectly, any unlawful payments, gifts or benefits of any kind to any foreign or domestic governmental officials or employees; (iii) has violated or is violating any provision of any Colombian anti-bribery or anti-corruption laws applicable to Seller or its representatives; (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (v) has made, given or promised, either directly or indirectly any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any gift or benefit of any nature to any foreign or domestic governmental officials or employees for any of the following purposes: influencing any act or decision of such public official in his or her official capacity; inducing such public official to do or omit to do any act in violation of the lawful duty of the public official; inducing such public official to use his or her influence with any governmental agency or authority or political party to affect or influence any act or decision of such entity; or securing any improper advantage to either assist a person to obtain business or to further the interests of its business.

(d)	Seller maintains appropriate internal controls over financial reporting given Colombian Applicable Laws to which it is subject.

(e)	Neither Seller nor any of its representatives nor, to the best of Seller’s Knowledge, any person acting in relation to the assets or business of Seller, is aware of or has taken any action, directly or indirectly, including, but not limited to sales, transactions, contracts, loans or investments in, or with, in any currency, any individuals or entities sanctioned as Specially Designated Nationals (“SDNs”) under sanctions administered by the US Office of Foreign Asset Control (“OFAC”).

(f)	Neither Seller nor any of its Affiliates is owned or affiliated with a country sanctioned by OFAC or SDNs.

7.2	Limitations of Seller’s Representations and Warranties

Notwithstanding any other additional provision contained in this Agreement, Seller shall have no liability in respect of a Claim to the extent that it occurs or is increased as a result of any of the issues, circumstances or events listed in Clause 2.3 of the Liability Acknowledgement Agreement.

7.3	Purchaser’s Representations and Warranties

At the time of this Agreement, Purchaser makes the following representations and warranties to Seller, which representations and warranties are made as of the date hereof:

The Purchaser warrants to Seller that:

(1)	General

(a)	it has full power to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on the Purchaser in accordance with its respective terms;

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(b)	it is entering into this Agreement on its own behalf and not on behalf of any other person;

(c)	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of its memorandum or articles of association; or

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which that party is bound;

(d)	all consents, permissions, approvals and agreements of shareholders of the Purchaser or any other third parties which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement in accordance with its respective terms have been unconditionally obtained in writing and have been disclosed in writing to Seller;

(e)	it has the financial and economic capacity to pay in full the Purchase Price with no need to obtain any external financing of any nature;

(f)	the execution and delivery of this Agreement by Purchaser and the performance and consummation of the Transaction: do not and will not result in the violation of any Applicable Laws or result in a breach of any order, judgment or decree of Governmental Authority to which the Purchaser is a party or by which the Purchaser is bound;

(g)	all consents, permissions, approvals and agreements of shareholders of the Purchaser or any other third parties which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement in accordance with its respective terms have been unconditionally obtained in writing and have been disclosed in writing to the Seller;

(h)	neither the Purchaser nor any member of the Purchaser’s Group nor its or their respective employees, agents or advisers has actual knowledge of any facts or matter which would or may constitute a breach of any of the Warranties or otherwise give rise to any liability on the part of the Sellers under any other provision of this Agreement; and

(i)	the Purchaser will not rescind this Agreement in the event of any breach by the Sellers of any of the Seller’s Warranties (except with respect to a fundamental and material breach of any of Seller’s Warranties regarding title ownership and capacity of the Seller) and any such breaches, if any, of the Seller’s Warranties will be considered as grounds of a Claim.

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(2)	Claims and Litigation

To the best of Purchaser´s knowledge there are no material Claims, demands, actions, suits, insolvency proceedings, governmental inquiries, or proceedings pending, or threatened, against Purchaser which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

(3)	Financing and Insolvency

(a)	Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under the E&P Contract and this Agreement.

(b)	Purchaser is able to pay its debts as they fall due, is not bankrupt and has not stopped paying its debts as and when they fall due.

(c)	No order has been made and no resolution has been passed for the winding up, dissolution, administration or similar of Purchaser or for a receiver, administrator, trustee in bankruptcy, liquidator or similar office howsoever called to be appointed in respect of it or any of its assets and no petition has been presented and no meeting has been convened for the purposes of any of the foregoing in relation to Purchaser.

(4)	Technical Capability

Purchaser has the technical capability, personnel and resources to fulfill its obligations under this Agreement.

(5)	Consents, Approvals or Waivers

Except as specifically set forth in this Agreement, Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Seller on the Closing Date) is not and will not be subject to any consent, approval, or waiver from any government or other third person, except for the ANH Approval and Regulatory Approvals.

7.4	Mutual Representations and Warranties

Each Party makes the following representations and warranties to the other Party as to the Party giving the representation or warranty only, which representations and warranties are made as of the date hereof and shall be repeated as of the Closing Date:

(1)	Corporate Authority

It is duly organized and validly existing under the laws of the country where it is organized and is qualified to conduct business in the jurisdiction as necessary to perform the E&P Contract. It has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the Transaction contemplated hereby. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

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(2)	Other Representations and Warranties

The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party’s knowledge and belief:

(a)	violate any Applicable Laws, judgment, decree or award;

(b)	contravene the organization documents of a Party; or

(c)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

7.5	Disclaimer of Other Representations and Warranties

(a)	Except as and to the extent expressly set forth in this Article 7, Seller expressly disclaims any representation or warranty, express or implied, as to (i) the quantity, quality or recoverability of Hydrocarbons in or from the Contract Area, (ii) the production of Hydrocarbons from the Assets, or whether production has been continuous or in paying quantities, and (iii) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets within the Contract Area.

(b)	Except for the representations and warranties provided in this Article 7, Seller and Purchaser make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including in relation to the accuracy or completeness of any data, reports, statements, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Purchaser in connection with this Agreement.

7.6	Timing of Representations

All representations and warranties given under this Article 7 shall, for the contractual term set forth herein, be deemed repeated and valid, true and correct as of the Closing Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Closing Date.

Article 8
LIABILITIES AND CLAIMS

8.1	Liability Acknowledgement Agreement

Provisions related to liability and Claims shall be governed by Article 2 and 3 of the Liability Acknowledgement Agreement.

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Article 9
Settlement of Claims

The mechanism for the settlement of Claims as between the Parties shall be governed by the provisions of Article 2 of the Liability Acknowledgement Agreement.

Article 10
TAX

10.1	Tax Obligations

Each Party shall be responsible for complying with its own tax obligations in accordance to the current tax legislation applicable to this Transaction. Accordingly, Purchaser shall be entitled to withhold from the Purchase Price the Tax which is required to be withheld pursuant to any Applicable Laws, in the amount of US$ 8,000 (EIGHT THOUSAND UNITED STATES DOLLARS), which shall be enumerated in the Invoice.

Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to satisfy such tax obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.

The Parties shall cooperate fully and in good faith with respect to all Tax matters connected with this Agreement and/or any transactions wherever performed.

10.2	Joint Levy

If interpretation or enforcement of the E&P Contract by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually in accordance to the tax legislation in force applicable to this transaction.

Article 11
CONFIDENTIALITY

11.1	Confidentiality

Except as otherwise provided in the E&P Contract and subject to Section 11.2, each Party shall treat as strictly confidential:

(a)	the existence and provisions of this Agreement (including the Purchase Price or the allocation thereof between Seller) and of any document or agreement entered into pursuant to this Agreement;

(b)	the negotiations relating to this Agreement; and

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(c)	all information received or obtained as a result of entering into or performing this Agreement which relates to any of the other parties or the business, financial or other affairs of any of the other parties.

11.2	Exceptions

A Party may disclose information referred to in Section 11.1 (including by way of press or public announcement or the issue of a circular) which would otherwise be confidential if and to the extent that the disclosure is:

(a)	approved by the other Parties in writing in advance;

(b)	required by the law of any relevant jurisdiction or by a court of competent jurisdiction;

(c)	lawfully required by any securities or investment exchange or regulatory or governmental body to which a Party is subject;

(d)	required to vest in that Party the full benefit of this Agreement;

(e)	made to the professional advisers, auditors or bankers of that Party subject to the condition that the Party making the disclosure shall procure that those persons comply with Section 11.1 as if they were Parties to this Agreement;

(f)	made to the officers or employees of that Party who need to know the information for the purposes of the transactions effected or contemplated by this Agreement;

(g)	of information that has already come into the public domain through no fault of that Party; or

(h)	of information which is already lawfully in the possession of that Party as evidenced by its or its professional advisers’ written records and which was not acquired directly or indirectly from the other Party to whom it relates, provided that any information disclosed pursuant to paragraphs (b) or (c) above shall be disclosed only, after notice to the other Parties (save where such notice is prohibited by law) and the disclosing Party shall consult and co-operate with the other Parties regarding the content, timing and manner of that disclosure and co-operate with any action which any of them may reasonably elect to take to challenge legally the validity of that requirement.

11.3	Limit in time

The restrictions contained in this Article 11 shall continue to apply after the rescission or termination of this Agreement for a period of one year.

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Article 12
Costs

Except to the extent this Agreement provides otherwise, each Party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the negotiation, preparation and completion of this Agreement, the other documents referred to in this Agreement and the assignment of the Assigned Interest under this Agreement. For the avoidance of doubt, the Purchaser shall be solely responsible for any and all stamp duty, stamp duty reserve tax and/or other transfer taxes (and any associated interest and penalties) payable by it in respect of the assignment of the Assigned Interest in accordance with all Applicable Laws. All taxes, withholdings and any other charges due as a result of the assignment of the Assigned Interest will be borne by each Party according to Applicable Laws. Seller shall be solely responsible for any charges due to its legal counsel and other advisers in connection with the assignment.

Article 13
Entire agreement

13.1	Entire agreement

This Agreement (including its exhibits and Schedules) represent the whole and only agreement between the Parties in relation to the assignment of the Assigned Interest and supersede any previous agreement whether written or oral between the Parties in relation to that subject matter. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement.

Article 14
Continuing effect

14.1	Continuing Effect

Each provision of this Agreement shall continue in full force and effect after Closing, except to the extent that any provision has been fully performed on or before Closing.

14.2	Invalidity

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Article 15
Amendments and waivers

15.1	Amendments

No amendment or variation of the terms of this Agreement or any document entered into pursuant to this Agreement (including the Schedules) shall be effective unless it is made or confirmed in a written document signed by each Party to the relevant document.

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15.2	Waivers

No delay in exercising or non-exercise by a Party of any right, power or remedy under this Agreement or any other document referred to in it shall impair, or otherwise operate as a waiver or release of, that right, power or remedy.

Article 16
Further assurance and assistance

16.1	Further assurance

Each Party shall from time to time at the cost of the requesting Party, do, perform, sign, execute and deliver such reasonable and necessary acts, deeds, documents (or procure the doing, performance, signing, execution or delivery of them) as any other Party shall from time to time reasonably require, in a form and in terms reasonably satisfactory to that other Party to give full effect to this Agreement and to secure to that other the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

Article 17
Counterparts

17.1	Any number of counterparts

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes but all the counterparts shall together constitute one and the same instrument; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

The Parties agree that the exchange by e-mail of scanned copies (in PDF format) of the executed Agreement or its addendum will be enough to comply with this Section.

For purposes of assembling all counterparts into one document, the Parties are authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

Article 18NOTICES

18.1	Notices

Except as expressly set forth herein, any notice or other communication from one Party to the other, which is required or permitted to be made by the provisions of this Agreement, shall be:

(a)	hand or sent by overnight courier to the Party concerned at the relevant address shown at the start of this Agreement to the following addresses:

Vetra

Address:	Avenida Calle 82 No. 10-33, Piso 7, Bogota D.C., Colombia

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Telephone:	57 1 593 4141
Fax:	+57 1 616 0081
Attention:	General Manager

Gran Tierra Energy Colombia, LLC.

Address:	Calle 113 No. 7 – 80, Torre AR, Piso 17 , Bogotá D.C., Colombia
Fax:	+57 1 213 9327
Attention:	Presidencia / Departamento Legal

With a copy to:

Gran Tierra Energy Inc.

Address:	900, 520 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 0R3
Attention:	Director, Corporate Legal
Fax:	+1 403 265 3242

(b)	e-mail to the Party concerned at the relevant email address shown below:

Purchaser:

Phillip Abraham

Manuel Buitrago

Mauricio Calderón

Seller:

Luis Garcia

Javier Casais

Antonio de la Morena

Domingo Torres

Nelson Navarrete

with a copy to

Ana Soriano

Dee Replogle

Javier Carvajal

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18.2	When notices take effect

Each of the communications referred to in this Article shall take effect upon confirmed receipt.

Article 19
ARBITRATION

19.1	Settling Disputes

If any dispute, claim, question or difference arises out of or in connection with this Agreement, or in respect of any legal relationship associated with or derived from this Agreement, other than a matter referred to in Section 19.2 (a “Dispute”), the Parties shall attempt to settle the Dispute by negotiation. If the Dispute has not been resolved, for any reason, within fifteen (15) Business Days following delivery of a notice of Dispute, the Dispute will be resolved by arbitration as provided in Section 19.3.

19.2	Exceptions

Although the arbitrator(s) also have the power to grant injunctive or other equitable relief, nothing in this Article prevents a Party from seeking or obtaining an injunction, specific performance or any other equitable remedy from a court of competent jurisdiction.

19.3	Arbitration

(1)	A Party may commence arbitration in respect of a Dispute by delivering to the other Parties (or Party, as applicable) a written notice of arbitration.

(2)	Any and all disputes or controversies arising out of or in connection with this Agreement, including the execution, performance or termination of thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), supplemented by the International Bar Association Rules on the Taking of Evidence in International Arbitration (the “IBA Rules of Evidence”), as amended from time to time, by a three-member arbitral tribunal. Each side shall nominate a co-arbitrator. The co-arbitrators will nominate jointly the President of the Tribunal within thirty (30) days of the confirmation or designation of the second co-arbitrator by the International Chamber of Commerce. The place of arbitration shall be the city of London, England, or such other locations as the Parties may agree. The arbitration shall be conducted in English, or such other language as the Parties may agree. Judgment will be executable in any court having jurisdiction thereof.

(3)	The arbitration will be kept confidential and the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) will not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise or as may be required by Applicable Law.

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Article 20
Governing law

This Agreement shall be governed by and interpreted in accordance with the laws of the Kingdom of Spain, without regard for any conflict of laws or choice of laws principles that would require the application of the laws of any other jurisdiction, provided that the transfer of Assigned Interest shall at all times be performed in compliance with the laws of Colombia.

Article 21
INDEPENDENT LEGAL ADVICE

Each Party hereby represents and warrants to the others that it had the opportunity to seek and was not prevented or discouraged by any of the other Parties from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he or it did not available himself of that opportunity prior to signing this Agreement he or it did so voluntarily without any undue pressure and agrees that its failure to obtain independent legal advice shall not be used by it as a defence to the enforcement of its obligations under this Agreement or as a basis for the exertion of any rights under this Agreement.

Article 22
SELLER’S ASSIGNEES

22.1	With effect from the Closing Date, Inversiones Frieira, S.L. and Vetra Energy Group LLC (jointly referred as the “Parent Companies”) shall fully undertake any whatsoever payment obligation of either the Seller hereunder and under the Liability Acknowledgement Agreement. Therefore from Closing Date, the Parent Companies will be liable individually and severally (“mancomunadamente”) between both –(74.5% in the case of Inversiones Frieira, S.L. and 25.5% in the case of Vetra Energy Group LLC) of the potential payment obligations, including all the Seller’s obligations to indemnify any Losses suffered by the Purchaser as a result of any breach of the Sellers’ Warranties set forth in Article 7 (the “Assignment of Obligations”).

22.2	Likewise, the Seller, by means of this Agreement assigns to Parent Companies, individually and severally (“mancomunadamente”) in the proportion of their stake in the share capital of Seller all the rights hereunder (the “Assignment of Rights”).

22.3	As a result of the Assignment of Obligations, the Purchaser expressly agrees to release the Seller from any such payment obligations under this Agreement and under the Liability Acknowledgement Agreement. As previously set forth, each of the Parent Companies shall be liable vis-à-vis the Purchaser individually and severally (“mancomunadamente”), in the proportion 74.5%/25.5% of any and all payment obligations arising from the Seller’s obligations under this Agreement and under the Liability Acknowledgement Agreement.

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22.4	The Purchaser expressly accepts the terms and conditions of the Assignment of Obligations and the Assignment of Rights and, therefore, acknowledges that on the Closing Date, once the Assignment of Obligations and the Assignment of Rights are effective, Seller will be automatically released against the Purchaser from any and all Losses. The Purchaser irrevocably waives any and all judicial or extra-judicial claims to be brought after the Closing Date against the Seller related to this Agreement and under the Liability Acknowledgement Agreement.

Article 23
GENERAL PROVISIONS

23.1	Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

23.2	Non-Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. No failure to exercise nor any delay in exercising any right, power or remedy under this Agreement or law shall operate as a waiver, and no single or partial exercise of any right or remedy shall prevent any further or other exercise or exercise of any other right or remedy. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

23.3	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

23.4	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

For the avoidance of doubt, if and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, Purchaser and Seller shall negotiate in good faith, and use reasonable endeavors, to agree an alternative valid provision which, as far as possible, reflects the commercial terms and/or effect of the provision judged invalid.

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23.5	Modifications

There shall be no modification or amendment of this Agreement except by written consent of all Parties.

23.6	Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Schedules, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the CPI Contract, then as between the Parties this Agreement shall prevail.

23.7	Public Announcements

Notwithstanding anything to the contrary contained in the Non-Disclosure Agreement between Gran Tierra Energy Inc. and Vetra Energía, S.L. dated December 14, 2018 or this Agreement, the Parties acknowledge and agree that the Purchaser will be entitled to publicly announce the execution of this Agreement and the Closing of the Transaction via press release, and, to the extent required under the rules and regulations of the U.S. Securities Exchange Act of 1934, as amended, to file this Agreement and any financial statements required by Rule 3-05 of Regulation S-X with the SEC. Purchaser will provide a draft copy of any such press release to Sellers, and will make such changes which the Sellers will reasonably request.

23.8	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

23.9	No Merger

Notwithstanding any principle of law to the contrary, no covenant, representation, warranty, or indemnity contained herein shall be merged by reason of the effecting of the assignment of the Assigned Interest, whether by execution of the Deed of Assignment and Assumption Agreement, the Contract Amendment or otherwise.

23.10	Partnership

The rights, duties, obligations, and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

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[The remainder of this page is intentionally left blank. The counterpart execution pages of the parties follow.]

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IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement

VETRA EXPLORACIÓN y PRODUCCIÓN COLOMBIA S.A.S.

Per:	/s/ Antonio De La Morena
Name: Antonio De La Morena
Title:

Per:	/s/ Nelson Navarrete
Name: Nelson Navarrete
Title:

GRAN TIERRA ENERGY COLOMBIA, LLC

Per:	/s/ Manuel Buitrago
Name: Manuel Buitrago
Title: Legal Representative and Director

Per:	/s/ Mauricio Calderon
Name: Mauricio Calderon
Title: Legal Representative

INVERSIONES FRIEIRA, S.L.

Per:	/s/ Manuel Jove
Name: Manuel Jove
Title:

Per:
Name:
Title:

VETRA ENERGY GROUP LLC

Per:	/s/ Domingo Torres
Name: Domingo Torres
Title:

Per:
Name:
Title:

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